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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 SCHEDULE 13D/A
Under the Securities Exchange Act of 1934
(Amendment No. 1)*

RHAPSODY ACQUISITION CORP.

(Name of Issuer)

Common Stock, $.0001 par value

(Title of Class of Securities)

762014 10 8

(CUSIP Number)

Brian Pratt, c/o Rhapsody Acquisition Corp., 26000 Commercentre Drive, Lake Forest, CA 92630

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

August 12, 2008

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of § §240.1 3d- l(e), 240.13d-l(f) or 240.13d- l(g), check the following box. ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

CUSIP No. 762014 10 8

1.	Names of Reporting Persons.
Brian Pratt

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☒
(b) ☐

3.	SEC Use Only ______________________________________________________________________

4.	Source of Funds (See Instructions) OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization United States

	7.	Sole Voting Power 14,072,400 (1)
Number of Shares
Beneficially by	8.	Shared Voting Power 8,748,000 (2)
Owned by Each
Reporting	9.	Sole Dispositive Power 14,072,400 (1)
Person With
	10.	Shared Dispositive Power 81,000 (3)

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 22,820,400 (2)

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) __________

13.	Percent of Class Represented by Amount in Row (11) 75.1% (4)

14.	Type of Reporting Person (See Instructions) IN

(1)	Represents those shares of Common Stock owned by Brian Pratt in his name and over which he has sole voting and investment power, subject to applicable community property laws.
(2)
Represents 81,000 shares of Common Stock that are owned by his spouse, Barbara Pratt. In addition, Mr. Pratt has the power to vote an additional 8,667,000 shares of Common Stock pursuant to revocable proxies granted to him by the following group of stockholders, which proxies are revocable at any time by the grantor of each respective proxy and expire on July 31, 2011: Arline Pratt, trustee of the Pratt Family Trust and the Pratt Family Bypass Trust; Scott E. Summers, trustee of the Summers Family Trust; John P. Schauerman; John C. Pratt; Timothy R. Healy; Gregory N. Pratt; Alfons Theeuwes; Donald K. Brown; Anthony L. Leggio, trustee of the Anthony L. Leggio Separate Property Trust Dated June 2, 1997; Geoff B. Pratt; Kenneth J. Borja; David J. Baker and Janice M. Baker, trustees of the Revocable Living Trust dated 12/8/1994; Darryl Oscars; Donald and Linda Trisch; John M. Perisich, trustee of the Perisich Family Trust dated July 11, 2007; and Combustion Automation Ltd., which entity is owned and controlled by Roger Newnham.

(3)	Represents those shares of Common Stock held in the name of Barbara Pratt, Brian Pratt’s spouse.

(4)
The number of outstanding shares of Common Stock for purposes of this calculation consists of 30,394,800 shares outstanding as of July 31, 2008, as reported in the Company’s Proxy Statement filed with the Securities and Exchange Commission on July 10, 2008.

CUSIP No. 762014 10 8

1.	Names of Reporting Persons.
Barbara Pratt

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☒
(b) ☐

3.	SEC Use Only ______________________________________________________________________

4.	Source of Funds (See Instructions) OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization United States

	7.	Sole Voting Power 0
Number of Shares
Beneficially by	8.	Shared Voting Power 81,000 (1)
Owned by Each
Reporting	9.	Sole Dispositive Power 0
Person With
	10.	Shared Dispositive Power 81,000 (1)

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 81,000

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) __________

13.	Percent of Class Represented by Amount in Row (11) 0.3% (2)

14.	Type of Reporting Person (See Instructions) IN

(1)	Voting and dispositive power of these shares of Common Stock is shared with Brian Pratt, Barbara Pratt’s spouse.

(2)
The number of outstanding shares of Common Stock for purposes of this calculation consists of 30,394,800 shares outstanding as of July 31, 2008, as reported in the Company’s Proxy Statement filed with the Securities and Exchange Commission on July 10, 2008.

CUSIP No. 762014 10 8

1.	Names of Reporting Persons.
Pratt Family Trust

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☒
(b) ☐

3.	SEC Use Only ______________________________________________________________________

4.	Source of Funds (See Instructions) OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization United States

	7.	Sole Voting Power 0
Number of Shares
Beneficially by	8.	Shared Voting Power 2,208,600 (1)
Owned by Each
Reporting	9.	Sole Dispositive Power 2,208,600 (1)
Person With
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,208,600

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) __________

13.	Percent of Class Represented by Amount in Row (11) 7.3% (2)

14.	Type of Reporting Person (See Instructions) OO - Trust

(1)
The power to vote or dispose of the shares of Common Stock is exercised through the Pratt Family Trust’s trustee, Arline Pratt. All of these shares are subject to a revocable proxy in favor of Brian Pratt.

(2)
The number of outstanding shares of Common Stock for purposes of this calculation consists of 30,394,800 shares outstanding as of July 31, 2008, as reported in the Company’s Proxy Statement filed with the Securities and Exchange Commission on July 10, 2008.

CUSIP No. 762014 10 8

1.	Names of Reporting Persons.
Pratt Family Bypass Trust

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☒
(b) ☐

3.	SEC Use Only _____________________________________________________________________

4.	Source of Funds (See Instructions) OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization United States

	7.	Sole Voting Power 0
Number of Shares
Beneficially by	8.	Shared Voting Power 307,800 (1)
Owned by Each
Reporting	9.	Sole Dispositive Power 307,800 (1)
Person With
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 307,800

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ____________

13.	Percent of Class Represented by Amount in Row (11) 1.0% (2)

14.	Type of Reporting Person (See Instructions) OO - Trust

(1)
The power to vote or dispose of the shares of Common Stock is exercised through the Pratt Family Bypass Trust’s trustee, Arline Pratt. All of these shares are subject to a revocable proxy in favor of Brian Pratt.

(2)
The number of outstanding shares of Common Stock for purposes of this calculation consists of 30,394,800 shares outstanding as of July 31, 2008, as reported in the Company’s Proxy Statement filed with the Securities and Exchange Commission on July 10, 2008.

CUSIP No. 762014 10 8

1.	Names of Reporting Persons.
Arline Pratt

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☒
(b) ☐

3.	SEC Use Only _____________________________________________________________________

4.	Source of Funds (See Instructions) OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization United States

	7.	Sole Voting Power 0
Number of Shares
Beneficially by	8.	Shared Voting Power 2,516,400 (1)
Owned by Each
Reporting	9.	Sole Dispositive Power 2,516,400 (1)
Person With
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,516,400

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ____________

13.	Percent of Class Represented by Amount in Row (11) 8.3% (2)

14.	Type of Reporting Person (See Instructions) IN

(1)
Arline Pratt is the beneficial owner of 2,208,600 shares of Common Stock held by the Pratt Family Trust by virtue of her position as the trustee of the trust, and 307,800 shares of Common Stock held by the Pratt Family Bypass Trust by virtue of her position as the trustee of the trust. All of these shares are subject to a revocable proxy in favor of Brian Pratt.

(2)
The number of outstanding shares of Common Stock for purposes of this calculation consists of 30,394,800 shares outstanding as of July 31, 2008, as reported in the Company’s Proxy Statement filed with the Securities and Exchange Commission on July 10, 2008.

CUSIP No. 762014 10 8

1.	Names of Reporting Persons.
Summers Family Trust

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☒
(b) ☐

3.	SEC Use Only _____________________________________________________________________

4.	Source of Funds (See Instructions) OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization United States

	7.	Sole Voting Power 0
Number of Shares
Beneficially by	8.	Shared Voting Power 1,225,800 (1)
Owned by Each
Reporting	9.	Sole Dispositive Power 1,225,800 (1)
Person With
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,225,800

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ____________

13.	Percent of Class Represented by Amount in Row (11) 4.0% (2)

14.	Type of Reporting Person (See Instructions) OO - Trust

(1)	The power to vote the shares of Common Stock is exercised through the Summers Family Trust’s trustee, Scott E. Summers. All of these shares are subject to a revocable proxy in favor of Brian Pratt.

(2)
The number of outstanding shares of Common Stock for purposes of this calculation consists of 30,394,800 shares outstanding as of July 31, 2008, as reported in the Company’s Proxy Statement filed with the Securities and Exchange Commission on July 10, 2008.

CUSIP No. 762014 10 8

1.	Names of Reporting Persons.
Scott E. Summers

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☒
(b) ☐

3.	SEC Use Only _____________________________________________________________________

4.	Source of Funds (See Instructions) OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization United States

	7.	Sole Voting Power 0
Number of Shares
Beneficially by	8.	Shared Voting Power 1,225,800 (1)
Owned by Each
Reporting	9.	Sole Dispositive Power 1,225,800 (1)
Person With
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,225,800

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ____________

13.	Percent of Class Represented by Amount in Row (11) 4.0% (2)

14.	Type of Reporting Person (See Instructions) IN

(1)
Scott E. Summers is the beneficial owner of 1,225,800 shares of Common Stock held by the Summers Family Trust by virtue of his position as the trustee of the trust. All of these shares are subject to a revocable proxy in favor of Brian Pratt.

(2)
The number of outstanding shares of Common Stock for purposes of this calculation consists of 30,394,800 shares outstanding as of July 31, 2008, as reported in the Company’s Proxy Statement filed with the Securities and Exchange Commission on July 10, 2008.

CUSIP No. 762014 10 8

1.	Names of Reporting Persons.
John P. Schauerman

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☒
(b) ☐

3.	SEC Use Only _____________________________________________________________________

4.	Source of Funds (See Instructions) OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization United States

	7.	Sole Voting Power 0
Number of Shares
Beneficially by	8.	Shared Voting Power 1,161,000 (1)
Owned by Each
Reporting	9.	Sole Dispositive Power 1,161,000 (1)
Person With
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,161,000

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ____________

13.	Percent of Class Represented by Amount in Row (11) 3.8% (2)

14.	Type of Reporting Person (See Instructions) IN

(1)	All of these shares are subject to a revocable proxy in favor of Brian Pratt.

(2)
The number of outstanding shares of Common Stock for purposes of this calculation consists of 30,394,800 shares outstanding as of July 31, 2008, as reported in the Company’s Proxy Statement filed with the Securities and Exchange Commission on July 10, 2008.

CUSIP No. 762014 10 8

1.	Names of Reporting Persons.
John C. Pratt

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☒
(b) ☐

3.	SEC Use Only ___________________________________________________________________

4.	Source of Funds (See Instructions) OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization United States

	7.	Sole Voting Power 0
Number of Shares
Beneficially by	8.	Shared Voting Power 545,400 (1)
Owned by Each
Reporting	9.	Sole Dispositive Power 545,400 (1)
Person With
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 545,400

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ____________

13.	Percent of Class Represented by Amount in Row (11) 1.8% (2)

14.	Type of Reporting Person (See Instructions) IN

(1)	All of these shares are subject to a revocable proxy in favor of Brian Pratt.

(2)
The number of outstanding shares of Common Stock for purposes of this calculation consists of 30,394,800 shares outstanding as of July 31, 2008, as reported in the Company’s Proxy Statement filed with the Securities and Exchange Commission on July 10, 2008.

CUSIP No. 762014 10 8

1.	Names of Reporting Persons.
Timothy R. Healy

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☒
(b) ☐

3.	SEC Use Only ___________________________________________________________________

4.	Source of Funds (See Instructions) OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization United States

	7.	Sole Voting Power 0
Number of Shares
Beneficially by	8.	Shared Voting Power 469,800 (1)
Owned by Each
Reporting	9.	Sole Dispositive Power 469,800 (1)
Person With
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 469,800

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ____________

13.	Percent of Class Represented by Amount in Row (11) 1.5% (2)

14.	Type of Reporting Person (See Instructions) IN

(1)	All of these shares are subject to a revocable proxy in favor of Brian Pratt.

(2)
The number of outstanding shares of Common Stock for purposes of this calculation consists of 30,394,800 shares outstanding as of July 31, 2008, as reported in the Company’s Proxy Statement filed with the Securities and Exchange Commission on July 10, 2008.

CUSIP No. 762014 10 8

1.	Names of Reporting Persons.
Gregory N. Pratt

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☒
(b) ☐

3.	SEC Use Only ___________________________________________________________________

4.	Source of Funds (See Instructions) OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization United States

	7.	Sole Voting Power 0
Number of Shares
Beneficially by	8.	Shared Voting Power 394,200 (1)
Owned by Each
Reporting	9.	Sole Dispositive Power 394,200 (1)
Person With
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 394,200

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ____________

13.	Percent of Class Represented by Amount in Row (11) 1.3% (2)

14.	Type of Reporting Person (See Instructions) IN

(1)	All of these shares are subject to a revocable proxy in favor of Brian Pratt.

(2)
The number of outstanding shares of Common Stock for purposes of this calculation consists of 30,394,800 shares outstanding as of July 31, 2008, as reported in the Company’s Proxy Statement filed with the Securities and Exchange Commission on July 10, 2008.

CUSIP No. 762014 10 8

1.	Names of Reporting Persons.
Alfons Theeuwes

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☒
(b) ☐

3.	SEC Use Only ___________________________________________________________________

4.	Source of Funds (See Instructions) OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization United States

	7.	Sole Voting Power 0
Number of Shares
Beneficially by	8.	Shared Voting Power 351,000 (1)
Owned by Each
Reporting	9.	Sole Dispositive Power 351,000 (1)
Person With
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 351,000

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ____________

13.	Percent of Class Represented by Amount in Row (11) 1.2% (2)

14.	Type of Reporting Person (See Instructions) IN

(1)	All of these shares are subject to a revocable proxy in favor of Brian Pratt.

(2)
The number of outstanding shares of Common Stock for purposes of this calculation consists of 30,394,800 shares outstanding as of July 31, 2008, as reported in the Company’s Proxy Statement filed with the Securities and Exchange Commission on July 10, 2008.

CUSIP No. 762014 10 8

1.	Names of Reporting Persons.
Donald K. Brown

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☒
(b) ☐

3.	SEC Use Only ___________________________________________________________________

4.	Source of Funds (See Instructions) OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization United States

	7.	Sole Voting Power 0
Number of Shares
Beneficially by	8.	Shared Voting Power 345,600 (1)
Owned by Each
Reporting	9.	Sole Dispositive Power 345,600 (1)
Person With
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 345,600

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ____________

13.	Percent of Class Represented by Amount in Row (11) 1.1% (2)

14.	Type of Reporting Person (See Instructions) IN

(1)	All of these shares are subject to a revocable proxy in favor of Brian Pratt.

(2)
The number of outstanding shares of Common Stock for purposes of this calculation consists of 30,394,800 shares outstanding as of July 31, 2008, as reported in the Company’s Proxy Statement filed with the Securities and Exchange Commission on July 10, 2008.

CUSIP No. 762014 10 8

1.	Names of Reporting Persons.
Anthony L. Leggio Separate Property Trust dated June 2, 1997

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☒
(b) ☐

3.	SEC Use Only _____________________________________________________________________

4.	Source of Funds (See Instructions) OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization United States

	7.	Sole Voting Power 0
Number of Shares
Beneficially by	8.	Shared Voting Power 270,000 (1)
Owned by Each
Reporting	9.	Sole Dispositive Power 270,000 (1)
Person With
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 270,000

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ___________

13.	Percent of Class Represented by Amount in Row (11) 0.9% (2)

14.	Type of Reporting Person (See Instructions) OO - Trust

(1)
The power to vote or dispose of the shares of Common Stock is exercised through the Anthony L. Leggio Separate Property Trust dated June 2, 1997’s trustee, Anthony L. Leggio. All of these shares are subject to a revocable proxy in favor of Brian Pratt.

(2)
The number of outstanding shares of Common Stock for purposes of this calculation consists of 30,394,800 shares outstanding as of July 31, 2008, as reported in the Company’s Proxy Statement filed with the Securities and Exchange Commission on July 10, 2008.

CUSIP No. 762014 10 8

1.	Names of Reporting Persons.
Anthony L. Leggio

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☒
(b) ☐

3.	SEC Use Only _____________________________________________________________________

4.	Source of Funds (See Instructions) OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization United States

	7.	Sole Voting Power 0
Number of Shares
Beneficially by	8.	Shared Voting Power 270,000 (1)
Owned by Each
Reporting	9.	Sole Dispositive Power 270,000 (1)
Person With
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 270,000

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ___________

13.	Percent of Class Represented by Amount in Row (11) 0.9% (2)

14.	Type of Reporting Person (See Instructions) IN

(1)
Anthony L. Leggio is the beneficial owner of 270,000 shares of Common Stock held by the Anthony L. Leggio Separate Property Trust dated June 2, 1997 by virtue of his position as the trustee of the trust. All of these shares are subject to a revocable proxy in favor of Brian Pratt.

(2)
The number of outstanding shares of Common Stock for purposes of this calculation consists of 30,394,800 shares outstanding as of July 31, 2008, as reported in the Company’s Proxy Statement filed with the Securities and Exchange Commission on July 10, 2008.

CUSIP No. 762014 10 8

1.	Names of Reporting Persons.
Geoff B. Pratt

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☒
(b) ☐

3.	SEC Use Only _____________________________________________________________________

4.	Source of Funds (See Instructions) OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization United States

	7.	Sole Voting Power 0
Number of Shares
Beneficially by	8.	Shared Voting Power 259,200 (1)
Owned by Each
Reporting	9.	Sole Dispositive Power 259,200 (1)
Person With
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 259,200

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ___________

13.	Percent of Class Represented by Amount in Row (11) 0.9% (2)

14.	Type of Reporting Person (See Instructions) IN

(1)	All of these shares are subject to a revocable proxy in favor of Brian Pratt.

(2)
The number of outstanding shares of Common Stock for purposes of this calculation consists of 30,394,800 shares outstanding as of July 31, 2008, as reported in the Company’s Proxy Statement filed with the Securities and Exchange Commission on July 10, 2008.

CUSIP No. 762014 10 8

1.	Names of Reporting Persons.
Kenneth J. Borja

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☒
(b) ☐

3.	SEC Use Only _____________________________________________________________________

4.	Source of Funds (See Instructions) OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization United States

	7.	Sole Voting Power 0
Number of Shares
Beneficially by	8.	Shared Voting Power 189,000 (1)
Owned by Each
Reporting	9.	Sole Dispositive Power 189,000 (1)
Person With
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 189,000

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ___________

13.	Percent of Class Represented by Amount in Row (11) 0.6% (2)

14.	Type of Reporting Person (See Instructions) IN

(1)	All of these shares are subject to a revocable proxy in favor of Brian Pratt.

(2)
The number of outstanding shares of Common Stock for purposes of this calculation consists of 30,394,800 shares outstanding as of July 31, 2008, as reported in the Company’s Proxy Statement filed with the Securities and Exchange Commission on July 10, 2008.

CUSIP No. 762014 10 8

1.	Names of Reporting Persons.
David J. Baker and Janice M. Baker Revocable Living Trust dated 12/8/1994

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☒
(b) ☐

3.	SEC Use Only _____________________________________________________________________

4.	Source of Funds (See Instructions) OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization United States

	7.	Sole Voting Power 0
Number of Shares
Beneficially by	8.	Shared Voting Power 162,000 (1)
Owned by Each
Reporting	9.	Sole Dispositive Power 162,000 (1)
Person With
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 162,000

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ___________

13.	Percent of Class Represented by Amount in Row (11) 0.5% (2)

14.	Type of Reporting Person (See Instructions) OO - Trust

(1)
The power to vote or dispose of the shares of Common Stock is exercised through the David J. Baker and Janice M. Baker Revocable Living Trust dated 12/8/1994’s co- trustees, David J. Baker and Janice M. Baker. All of these shares are subject to a revocable proxy in favor of Brian Pratt.

(2)
The number of outstanding shares of Common Stock for purposes of this calculation consists of 30,394,800 shares outstanding as of July 31, 2008, as reported in the Company’s Proxy Statement filed with the Securities and Exchange Commission on July 10, 2008.

CUSIP No. 762014 10 8

1.	Names of Reporting Persons.
David J. Baker

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☒
(b) ☐

3.	SEC Use Only _______________________________________________________________________

4.	Source of Funds (See Instructions) OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization United States

	7.	Sole Voting Power 0
Number of Shares
Beneficially by	8.	Shared Voting Power 162,000 (1)
Owned by Each
Reporting	9.	Sole Dispositive Power 0
Person With
	10.	Shared Dispositive Power 162,000 (1)

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 162,000

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) _________

13.	Percent of Class Represented by Amount in Row (11) 0.5% (2)

14.	Type of Reporting Person (See Instructions) IN

(1)
David J. Baker and Janice M. Baker are the beneficial owners of 162,000 shares of Common Stock held by the David J. Baker and Janice M. Baker Revocable Living Trust dated 12/8/1994 by virtue of their positions as the co-trustees of the trust. All of these shares are subject to a revocable proxy in favor of Brian Pratt.

(2)
The number of outstanding shares of Common Stock for purposes of this calculation consists of 30,394,800 shares outstanding as of July 31, 2008, as reported in the Company’s Proxy Statement filed with the Securities and Exchange Commission on July 10, 2008.

CUSIP No. 762014 10 8

1.	Names of Reporting Persons.
Janice M. Baker

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☒
(b) ☐

3.	SEC Use Only _______________________________________________________________________

4.	Source of Funds (See Instructions) OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization United States

	7.	Sole Voting Power 0
Number of Shares
Beneficially by	8.	Shared Voting Power 162,000 (1)
Owned by Each
Reporting	9.	Sole Dispositive Power 0
Person With
	10.	Shared Dispositive Power 162,000 (1)

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 162,000

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) _________

13.	Percent of Class Represented by Amount in Row (11) 0.5% (2)

14.	Type of Reporting Person (See Instructions) IN

(1)
David J. Baker and Janice M. Baker are the beneficial owners of 162,000 shares of Common Stock held by the David J. Baker and Janice M. Baker Revocable Living Trust dated 12/8/1994 by virtue of their positions as the co-trustees of the trust. All of these shares are subject to a revocable proxy in favor of Brian Pratt.

(2)
The number of outstanding shares of Common Stock for purposes of this calculation consists of 30,394,800 shares outstanding as of July 31, 2008, as reported in the Company’s Proxy Statement filed with the Securities and Exchange Commission on July 10, 2008.

CUSIP No. 762014 10 8

1.	Names of Reporting Persons.
Darryl Oscars

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☒
(b) ☐

3.	SEC Use Only _______________________________________________________________________

4.	Source of Funds (See Instructions) OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization United States

	7.	Sole Voting Power 0
Number of Shares
Beneficially by	8.	Shared Voting Power 124,200 (1)
Owned by Each
Reporting	9.	Sole Dispositive Power 124,200 (1)
Person With
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 124,200

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) _________

13.	Percent of Class Represented by Amount in Row (11) 0.4% (2)

14.	Type of Reporting Person (See Instructions) IN

(1)	All of these shares are subject to a revocable proxy in favor of Brian Pratt.

(2)
The number of outstanding shares of Common Stock for purposes of this calculation consists of 30,394,800 shares outstanding as of July 31, 2008, as reported in the Company’s Proxy Statement filed with the Securities and Exchange Commission on July 10, 2008.

CUSIP No. 762014 10 8

1.	Names of Reporting Persons.
Donald Trisch

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☒
(b) ☐

3.	SEC Use Only _______________________________________________________________________

4.	Source of Funds (See Instructions) OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization United States

	7.	Sole Voting Power 0
Number of Shares
Beneficially by	8.	Shared Voting Power 108,000 (1)
Owned by Each
Reporting	9.	Sole Dispositive Power 0
Person With
	10.	Shared Dispositive Power 108,000 (1)

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 108,000

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) _________

13.	Percent of Class Represented by Amount in Row (11) 0.4% (2)

14.	Type of Reporting Person (See Instructions) IN

(1)	These shares of Common Stock are held jointly with Donald Trisch’s wife, Linda Trisch. All of these shares are subject to a revocable proxy in favor of Brian Pratt.

(2)
The number of outstanding shares of Common Stock for purposes of this calculation consists of 30,394,800 shares outstanding as of July 31, 2008, as reported in the Company’s Proxy Statement filed with the Securities and Exchange Commission on July 10, 2008.

CUSIP No. 762014 10 8

1.	Names of Reporting Persons.
Linda Trisch

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☒
(b) ☐

3.	SEC Use Only _______________________________________________________________________

4.	Source of Funds (See Instructions) OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization United States

	7.	Sole Voting Power 0
Number of Shares
Beneficially by	8.	Shared Voting Power 108,000 (1)
Owned by Each
Reporting	9.	Sole Dispositive Power 0
Person With
	10.	Shared Dispositive Power 108,000 (1)

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 108,000

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) _________

13.	Percent of Class Represented by Amount in Row (11) 0.4% (2)

14.	Type of Reporting Person (See Instructions) IN

(1)	These shares of Common Stock are held jointly with Linda Trisch’s husband, Donald Trisch. All of these shares are subject to a revocable proxy in favor of Brian Pratt.

(2)
The number of outstanding shares of Common Stock for purposes of this calculation consists of 30,394,800 shares outstanding as of July 31, 2008, as reported in the Company’s Proxy Statement filed with the Securities and Exchange Commission on July 10, 2008.

CUSIP No. 762014 10 8

1.	Names of Reporting Persons.
Perisich Family Trust dated July 11, 2007

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☒
(b) ☐

3.	SEC Use Only _____________________________________________________________________

4.	Source of Funds (See Instructions) OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization United States

	7.	Sole Voting Power 0
Number of Shares
Beneficially by	8.	Shared Voting Power 108,000 (1)
Owned by Each
Reporting	9.	Sole Dispositive Power 108,000 (1)
Person With
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 108,000

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ____________

13.	Percent of Class Represented by Amount in Row (11) 0.4% (2)

14.	Type of Reporting Person (See Instructions) OO - Trust

(1)
The power to vote and dispose of the shares of Common Stock is exercised through the Perisich Family Trust dated July 11, 2007’s trustee, John M. Perisich. All of these shares are subject to a revocable proxy in favor of Brian Pratt.

(2)
The number of outstanding shares of Common Stock for purposes of this calculation consists of 30,394,800 shares outstanding as of July 31, 2008, as reported in the Company’s Proxy Statement filed with the Securities and Exchange Commission on July 10, 2008.

CUSIP No. 762014 10 8

1.	Names of Reporting Persons.
John M. Perisich

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☒
(b) ☐

3.	SEC Use Only _____________________________________________________________________

4.	Source of Funds (See Instructions) OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization United States

	7.	Sole Voting Power 0
Number of Shares
Beneficially by	8.	Shared Voting Power 108,000 (1)
Owned by Each
Reporting	9.	Sole Dispositive Power 108,000 (1)
Person With
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 108,000

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ____________

13.	Percent of Class Represented by Amount in Row (11) 0.4% (2)

14.	Type of Reporting Person (See Instructions) IN

(1)
John M. Perisich is the beneficial owner of 108,000 shares of Common Stock held by the Perisich Family Trust dated July 11, 2007 by virtue of his position as the trustee of the trust. All of these shares are subject to a revocable proxy in favor of Brian Pratt.

(2)
The number of outstanding shares of Common Stock for purposes of this calculation consists of 30,394,800 shares outstanding as of July 31, 2008, as reported in the Company’s Proxy Statement filed with the Securities and Exchange Commission on July 10, 2008.

CUSIP No. 762014 10 8

1.	Names of Reporting Persons.
Combustion Automation Ltd.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☒
(b) ☐

3.	SEC Use Only _____________________________________________________________________

4.	Source of Funds (See Instructions) OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization Alberta, Canada

	7.	Sole Voting Power 0
Number of Shares
Beneficially by	8.	Shared Voting Power 437,400 (1)
Owned by Each
Reporting	9.	Sole Dispositive Power 437,400 (1)
Person With
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 437,400

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ____________

13.	Percent of Class Represented by Amount in Row (11) 1.4% (2)

14.	Type of Reporting Person (See Instructions) CO

(1)
The power to vote or dispose of the shares of Common Stock is exercised by Roger Newnham, the sole shareholder, director and officer of Combustion Automation Ltd. All of these shares are subject to a revocable proxy in favor of Brian Pratt.

(2)
The number of outstanding shares of Common Stock for purposes of this calculation consists of 30,394,800 shares outstanding as of July 31, 2008, as reported in the Company’s Proxy Statement filed with the Securities and Exchange Commission on July 10, 2008.

CUSIP No. 762014 10 8

1.	Names of Reporting Persons.
Roger Newnham

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☒
(b) ☐

3.	SEC Use Only _____________________________________________________________________

4.	Source of Funds (See Instructions) OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization Canada

	7.	Sole Voting Power 0
Number of Shares
Beneficially by	8.	Shared Voting Power 437,400 (1)
Owned by Each
Reporting	9.	Sole Dispositive Power 437,400 (1)
Person With
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 437,400

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ____________

13.	Percent of Class Represented by Amount in Row (11) 1.4% (2)

14.	Type of Reporting Person (See Instructions) IN

(1)
Roger Newnham is the beneficial owner of 437,400 shares of Common Stock held by Combustion Automation Ltd. by virtue of his position as the sole shareholder, director and officer of Combustion Automation Ltd. All of these shares are subject to a revocable proxy in favor of Brian Pratt.

(2)
The number of outstanding shares of Common Stock for purposes of this calculation consists of 30,394,800 shares outstanding as of July 31, 2008, as reported in the Company’s Proxy Statement filed with the Securities and Exchange Commission on July 10, 2008.

This Amendment No. 1 to Schedule 13D (this “Amendment”) amends the Schedule 13D filed on August 11, 2008 (the “Initial Filing”) by Brian Pratt (“B. Pratt”), Barbara Pratt, the Pratt Family Trust, the Pratt Family Bypass Trust, Arline Pratt, the Summers Family Trust, Scott E. Summers, John P. Schauerman (“ J. Schauerman”), John C. Pratt, Timothy R. Healy, Gregory N. Pratt, Alfons Theeuwes, Donald K. Brown, the Anthony L. Leggio Separate Property Trust dated June 2, 1997, Anthony L. Leggio, Geoff B. Pratt, Kenneth J. Borja, the David J. Baker and Janice M. Baker Revocable Living Trust dated 12/8/1994 (“Baker Trust”), David J. Baker (“D. Baker”), Janice M. Baker (“J. Baker”), Darryl Oscars, Donald Trisch, Linda Trisch, the Perisich Family Trust dated July 11, 2007, John M. Perisich (“J. Perisich”), Combustion Automation Ltd. and Roger Newnham, relating to the common stock, par value $.0001 (“Common Stock”) of Rhapsody Acquisition Corp., a Delaware corporation (the “Company”).

All capitalized terms used in this Amendment and not otherwise defined herein have the meanings ascribed to them in the Initial Filing.

At the time of the Initial Filing, the Baker Trust, D. Baker and J. Baker were unable to provide their signatures to the Initial Filing. The Reporting Persons are hereby amending the Initial Filing to now include the signatures of the Baker Trust, D. Baker and J. Baker.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

Item 6 of the Initial Filing is hereby amended by adding the following.

On August 11, 2008, the Reporting Persons entered into a Joint Filing Agreement (the “Joint Filing Agreement”), in which the parties agreed to the joint filing on behalf of each of them of statements on Schedule 13D with respect to the securities of the Company to the extent required by applicable law. At the time of the Initial Filing, the Baker Trust, D. Baker and J. Baker were unable to provide their signatures to the Joint Filing Agreement. The fully executed Joint Filing Agreement, which now includes the signatures of the Baker Trust, D. Baker and J. Baker is attached hereto as Exhibit 1 and is incorporated herein by reference.

On August 11, 2008, each of the Reporting Persons executed a power of attorney that appoints each of B. Pratt, J. Schauerman and J. Perisich as the lawful attorneys-in-fact for such Reporting Person for purposes of making those electronic filings required by Section 16(a) of the Exchange Act, Rule 13d-1 of the Exchange Act and any other rules or regulations of the SEC. At the time of the Initial Filing, the Baker Trust, D. Baker and J. Baker were unable to provide their signatures to the power of attorney. On August 12, 2008, B. Pratt, J. Schauerman and J. Perisich received executed copies of the power of attorney from the Baker Trust, D. Baker and J. Baker on the form of the power of attorney attached as an exhibit to the Initial Filing and incorporated therein by reference.

Item 7. Material to Be Filed as Exhibits.

Item 7 of the Initial Filing is hereby amended to add the following exhibit:

Exhibit	Description
1	Joint Filing Agreement, dated as of August 11, 2008 entered into by and among the Reporting Persons

SIGNATURES

After reasonable inquiry and to the best of his or her knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: August 12, 2008	The Pratt Family Trust

	By:	/s/ John P. Schauerman, by power of attorney
Arline Pratt, Trustee

The Pratt Family Bypass Trust

By:	/s/ John P. Schauerman, by power of attorney
Arline Pratt, Trustee

/s/ John P. Schauerman, by power of attorney
Arline Pratt

SIGNATURES

After reasonable inquiry and to the best of his or her knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: August 12, 2008	Summers Family Trust

	By:	/s/ John P. Schauerman, by power of attorney
Scott E. Summers, Trustee

/s/ John P. Schauerman, by power of attorney
Scott E. Summers

SIGNATURES

After reasonable inquiry and to the best of his or her knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: August 12, 2008	Anthony L. Leggio Separate Property Trust dated June 2, 1997

	By:	/s/ John P. Schauerman, by power of attorney
Anthony L. Leggio, Trustee

/s/ John P. Schauerman, by power of attorney
Anthony L. Leggio

SIGNATURES

After reasonable inquiry and to the best of his or her knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: August 12, 2008	Combustion Automation Ltd.

	By:	/s/ John P. Schauerman, by power of attorney
Roger Newnham, sole director and officer

/s/ John P. Schauerman, by power of attorney
Roger Newnham

SIGNATURES

After reasonable inquiry and to the best of his or her knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: August 12, 2008	Perisich Family Trust dated July 11, 2007

	By:	/s/ John P. Schauerman, by power of attorney
John M. Perisich, Trustee

/s/ John P. Schauerman, by power of attorney
John M. Perisich

SIGNATURES

After reasonable inquiry and to the best of his or her knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: August 12, 2008	The Revocable Living Trust dated December 8, 1994

	By:	/s/ David Baker
David Baker, Trustee

The Revocable Living Trust dated December 8, 1994

By:	/s/ Janice Baker
Janice Baker, Trustee

/s/ David Baker
David Baker

/s/ Janice Baker
Janice Baker

SIGNATURES

After reasonable inquiry and to the best of his or her knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: August 12, 2008
/s/ John P. Schauerman, by power of attorney
Brian Pratt

/s/ John P. Schauerman, by power of attorney
Barbara Pratt

/s/ John P. Schauerman, by power of attorney
Greg Pratt

/s/ John P. Schauerman, by power of attorney
Geoff B. Pratt

/s/ John P. Schauerman, by power of attorney
John Pratt

/s/ John P. Schauerman, by power of attorney
Donald Trisch

/s/ John P. Schauerman, by power of attorney
Linda Trisch

SIGNATURES

After reasonable inquiry and to the best of his or her knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: August 12, 2008
/s/ John P. Schauerman, by power of attorney
Darryl Oscars

/s/ John P. Schauerman, by power of attorney
Ken Borja

/s/ John P. Schauerman, by power of attorney
Donald Brown

/s/ John Schauerman
John Schauerman

/s/ John P. Schauerman, by power of attorney
Alfons Theeuwes

/s/ John P. Schauerman, by power of attorney
Timothy R. Healy

EXHIBITS TO BE FILED WITH THIS SCHEDULE

Exhibit	Description
1	Joint Filing Agreement, dated as of August 11, 2008 entered into by and among the Reporting Persons

EXHIBIT 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the shares of Common Stock, $.0001 par value per share, of Rhapsody Acquisition Corp., a Delaware corporation, and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings.

In evidence thereof, the undersigned, being duly authorized, have executed this Joint Filing Agreement this 11th day of August, 2008.

The Pratt Family Trust

By:	/s/ Arline Pratt
Arline Pratt, Trustee

The Pratt Family Bypass Trust

By:	/s/ Arline Pratt
Arline Pratt, Trustee

/s/ Arline Pratt
Arline Pratt

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the shares of Common Stock, $.0001 par value per share, of Rhapsody Acquisition Corp., a Delaware corporation, and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings.

In evidence thereof, the undersigned, being duly authorized, have executed this Joint Filing Agreement this 11th day of August, 2008.

Summers Family Trust

By:	/s/ Scott E. Summers
Scott E. Summers, Trustee

/s/ Scott E. Summers
Scott E. Summers

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the shares of Common Stock, $.0001 par value per share, of Rhapsody Acquisition Corp., a Delaware corporation, and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings.

In evidence thereof, the undersigned, being duly authorized, have executed this Joint Filing Agreement this 11th day of August, 2008.

Anthony L. Leggio Separate Property Trust dated June 2, 1997

By:	/s/ Anthony L. Leggio
Anthony L. Leggio, Trustee

/s/ Anthony L. Leggio
Anthony L. Leggio

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the shares of Common Stock, $.0001 par value per share, of Rhapsody Acquisition Corp., a Delaware corporation, and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings.

In evidence thereof, the undersigned, being duly authorized, have executed this Joint Filing Agreement this 11th day of August, 2008.

Combustion Automation Ltd.

By:	/s/ Roger Newnham
Roger Newnham, sole director and officer

/s/ Roger Newnham
Roger Newnham

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the shares of Common Stock, $.0001 par value per share, of Rhapsody Acquisition Corp., a Delaware corporation, and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings.

In evidence thereof, the undersigned, being duly authorized, have executed this Joint Filing Agreement this 11th day of August, 2008.

Perisich Family Trust dated July 11, 2007

By:	/s/ John M. Perisich
John M. Perisich, Trustee

/s/ John M. Perisich
John M. Perisich

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the shares of Common Stock, $.0001 par value per share, of Rhapsody Acquisition Corp., a Delaware corporation, and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings.

In evidence thereof, the undersigned, being duly authorized, have executed this Joint Filing Agreement as of this 11th day of August, 2008.

The Revocable Living Trust dated December 8, 1994

By:	/s/ David Baker
David Baker, Trustee

The Revocable Living Trust dated December 8, 1994

By:	/s/ Janice Baker
Janice Baker, Trustee

/s/ David Baker
David Baker

/s/ Janice Baker
Janice Baker

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the shares of Common Stock, $.0001 par value per share, of Rhapsody Acquisition Corp., a Delaware corporation, and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings.

In evidence thereof, the undersigned, being duly authorized, have executed this Joint Filing Agreement this 11th day of August, 2008.

/s/ Brian Pratt
Brian Pratt

/s/ Barbara Pratt
Barbara Pratt

/s/ Gregg Pratt
Greg Pratt

/s/ Geoff B. Pratt
Geoff B. Pratt

/s/ John Pratt
John Pratt

/s/ Donald Trisch
Donald Trisch

/s/ Linda Trisch
Linda Trisch

/s/ Darryl Oscars
Darryl Oscars

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the shares of Common Stock, $.0001 par value per share, of Rhapsody Acquisition Corp., a Delaware corporation, and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings.

In evidence thereof, the undersigned, being duly authorized, have executed this Joint Filing Agreement this 11th day of August, 2008.

/s/ Ken Borja
Ken Borja

/s/ Donald Brown
Donald Brown

/s/ John Schauerman
John Schauerman

/s/ Alfons Theeuwes
Alfons Theeuwes

/s/ Timothy R. Healy
Timothy R. Healy